ARTICLES OF INCORPORATIONS

OF

CAPITAL VENTURES GROUP II, INC.

ARTICLE I

NAME

The name of this corporation is CAPITAL VENTURES GROUP II, INC.

ARTICLE II

PURPOSE

To engage in business capital ventures and other business permitted under the laws of the United States and the State of Florida.

ARTICLE III

CAPITAL STOCK

This corporation is authorized to issue 10,000,000 shares of common stock. The common stock of the corporation shall have the following characteristics;

(a)	Par value shall be $.001 per share.

(b) At all meetings of the stockholders the common stockholders shall be entitled to cast one (1) vote for each share of common stock owned. That a common stockholder is interested in a matter to be voted upon shall not disqualify him from voting thereon.

(c) Except as otherwise provided by law, the entire voting power for the election of the directors and for all other purposes shall be vested exclusively in the holders of the outstanding common stock.

ARTICLE IV

TERM OF EXISTENCE

This corporation shall have perpetual existence commencing on the date of filing of these Articles of Incorporation with the Secretary of State of the State of Florida.

ARTICLE V

INITIAL REGISTERED OFFICE AND AGENT

The street address of the initial registered office of this corporation is 22154 Martella Ave., Boca Raton, FL 33433, and the name of the initial registered agent of this corporation is Peter Goldstein.

ARTICLE VI

INITIAL PRINCIPAL OFFICE

The initial principal office and mailing address of this corporation is 22154 Martella Ave., Boca Raton, FL 33433. The Board of Directors may, from time to time, change the street and post office address of the corporation as well as the location of its principal office.

ARTICLE II

INITIAL BOARD OF DIRECTORS

This corporation shall have one (1) director initially. The number of directors may be either increased or diminished from time to time by the By-Laws but shall never be less that one (1). The name and address of the initial director of this corporation are:

Peter Goldstein	22154 Martella Ave., Boca Raton, FL 33433

ARTICLE II

AMENDMENT

This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment hereto, in the manner provided by law.

ARTICLE III

INCORPORATOR

The name and address of the person signing these Articles is: Peter Goldstein, 22154 Martella Ave., Boca Raton, FL 33433

IN WITNESS WHEREOF, the undersigned subscriber and registered agent has executed these Articles of Incorporation this 30 day of November, 1999

/s/ Sean P. King, Atty in Facts

Subscriber and Registered Agent

STATE OF FLORIDA	)
)SS

)

BEFORE ME, a Notary Public Authorized to take acknowledgments in the State and County set forth above, personally appeared Peter Goldstein, known to me to be the person who executed the foregoing Articles of Incorporation.

/s/ David J. Novak

NOTARY PUBLIC

State of Florida at Large

My commission expires: June 2, 2002

ACCEPTANCE OF REGISTERED AGENT

Having been designated to accept service of process for the above-stated corporation, at the place set fort herein above, I hereby accept such designation and agree to act in such capacity and to comply with all provisions of Section 607.050 1 and 607.0505 Florida Statutes.

By: /s/ Sean P. King, Atty in Fact
Peter Goldstein
Registered Agent